November 19, 2018

Eric Long
President and Chief Executive Officer
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701

       Re: USA Compression Partners, LP
           Registration Statement on Form S-4
           Filed November 13, 2018
           File No. 333-228360

Dear Mr. Long:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Scott Anderegg, Staff Attorney at 202-551-3342 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Consumer
Products